NEWS RELEASE

TSX: EMC

April 2, 2014

NR 14-5

www.emcmetals.com

EMC SECURES NEW PROPERTY IN NSW, AUSTRALIA

Reno, Nevada – April 2, 2014 – EMC Metals Corp. (the “Company” or “EMC”) (TSX: EMC) announces that it has secured a 100% interest in an exploration license (EL 7977) covering 34.7 square kilometers in New South Wales (NSW), Australia. The license area is located approximately 24 kilometers west-southwest from EMC’s Nyngan Scandium Project and approximately 36 kilometers southwest from the town of Nyngan, NSW. The license area covers part of the Honeybugle geologic complex, and will carry that name in our future references to the property. The ground was released by the prior holder, and EMC intends to explore the property for scandium and other metals.

About EMC Metals

EMC is focused on specialty metals resources and project development, specifically scandium. The Company owns rights to a 100% interest in the Nyngan Scandium Project, in New South Wales, Australia, to be fully secured by a second progress payment of A$1.4M to the former owner, in June 2014. The Company filed a NI 43-101 Measured and Indicated Resource on the Nyngan Project in 2010, and has completed and announced by press release extensive metallurgical test work on the resource. In addition, EMC owns a 100% interest in the Tordal Scandium/REE property in Norway, where we continue our exploration efforts, specifically for scandium and REE minerals.

The technical information in this news release has been reviewed by Willem Duyvesteyn, a Qualified Person as defined by National Instrument NI 43-101. Mr. Duyvesteyn is employed by EMC Metals Corp.

For additional information please contact:

EMC Metals Corp.

Investor Relations-Nevada: (775) 355-9500 or info@emcmetals.com

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein.

This press release contains forward-looking information that does involve various risks and uncertainties regarding future events. Such forward-looking information can include without limitation statements regarding long term prices for scandium, our ability to find and retain qualified management and key technical persons to operate the scandium project, our ability to raise the necessary capital to fund scandium mining and refining operations, the short term or long term economic feasibility of scandium production, and in general statements based on current expectations involving a number of risks and uncertainties and are not guarantees of future performance. Forward-looking information in this press release is based on estimates and opinions of management on the dates they are made and are expressly qualified in their entirety by this notice, and by other risk factors disclosed in our public filings. Except as required by law, EMC assumes no obligation to update forward-looking information should circumstances or management's estimates or opinions change.